EXHIBIT 99.1

Mitesco, Inc. Breaks Ground on The Good Clinic at Lennar Corporation Site in Minneapolis

Mitesco, Inc.

Thu, October 15, 2020, 12:26 PM EDT - MINNEAPOLIS, MN, Oct. 15, 2020 (GLOBE NEWSWIRE) -- via NewMediaWire -- Mitesco, Inc. (OTCQB: MITI) today announced that its new clinic operations, “The Good Clinic” is has received approval to commence construction of its flagship unit in Minneapolis, Minn. The clinic site is part of a new mixed-use development, NordHaus, which was developed and is owned by Lennar Corporation, an NYSE listed builder and developer of note. Lennar currently owns 52 similar apartment complexes in the US and is expanding annually.

“This is an exciting moment for the Company. When you examine the changing market for primary care, you quickly realize it is very timely,” said Larry Diamond, CEO of Mitesco. “We believe the Lennar property is an excellent fit for our clinic, with more than 600 units within the high-rise building and the bustling traffic in the area. Our nurse practitioner model should allow us to expand readily from here, with the availability of sufficient expert practitioners, a better cost management approach than traditional clinics, and our innovative consumer-focused practice.”

Michael Howe, CEO of The Good Clinic, LLC, a wholly-owned subsidiary of Mitesco, discussed the team behind the Clinic operations. “Our prior experience with Minute Clinic gave us valuable insight into the best approach, and how to both configure the services offering and site selection. We think this plan has substantial upside, both monetarily, and with regard to the quality of healthcare services we can provide to our clients.”

The team charged with executing the plan is as follows:

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Michael C. Howe is the Chief Executive Officer of The Good Clinic, LLC. Mr. Howe has successfully grown consumer-facing businesses, including the business now known as MinuteClinic, acquired by CVS in 2006. As CEO of the new business unit, Mr. Howe brings 30+ years of consumer and healthcare experience including Minute Clinic, Arby’s Restaurants, and Verify Brand.

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Rebecca Hafner-Fogarty, MD, MBA, FAAFP is the Chief Medical Officer. Dr. Hafner-Fogarty brings valuable consumer health experience including senior roles at MinuteClinic as well as Zipnosis. She is an experienced primary care physician who served on the Minnesota Board of Medical Practice for many years, and has deep expertise in regulatory and policy issues in telemedicine and other healthcare innovation.

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Kevin Lee Smith DNP, FNP, FAANP is the Chief Nurse Practitioner Officer with previous experiences include founding MinuteClinic and providing early-stage informatics leadership at Zipnosis. Dr. Smith has also been an active primary care Nurse Practitioner and served in faculty positions at the University of Minnesota throughout his career

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Jim “Woody” Woodburn, MD, MS is the President & Chief Operating Officer and has been key to the success of organizations including MinuteClinic, Applied Pathways (Acquired by Anthem AIM in 2017) and several other venture capital-funded companies. In addition to his experience as an Emergency and Occupational Medicine physician leader, he was Medical Director at BCBS of MN and led employee health and wellness programs for over 12 years. Dr. Woodburn led the successful clinical expansion for MinuteClinic including the scalable provider ownership model and clinical quality management.

In conjunction with the building permit approval the Board of Directors provided unanimous consent to execute a 7 1/2 year lease. It expects the total buildout costs to be approximately $650,000 and anticipated that the one-time start-up marketing costs will be around $250,000. Diamond noted, “We are comfortable that our funding approaches will support these commitments and looking forward we believe the needs to expand will be met. Our current plans are for up to 50 clinics nationwide over the next three (3) years, assuming sufficient funding is available, for a total anticipated financing of up to $50 million, generally using our previously announced Series A Cumulative Perpetual Preferred A stock, which pays a 12% cash dividend. We anticipate the filing of a registration statement which would allow us to make the Series A listed and traded. The Series A is not convertible and we expect that it will trade independently of the common stock. There are currently discussions in process with groups who have already participated in similar clinic operations for urgent care, primary care, and specialized care. The level of interest is gratifying.”

Our Operations and Subsidiaries: The Good Clinic, LLC, and Acelerar Healthcare Holdings, LTD.

The Good Clinic, LLC is a wholly-owned subsidiary of MitescoNA LLC, the holding company for North American operations. The Good Clinic is building out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and expand nationwide. Today, 23 states facilitate nurse practitioners practicing to the full scope of their skills and training. The executive team at The Good Clinic™ includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS for $170 million in 2006.

Acelerar Healthcare Holdings, LTD. is the Company’s wholly-owned, Dublin, Ireland based entity for its European operations. There are several targets in Europe under evaluation and management believes cross-border expansion for these new, proven healthcare technology solutions may prove a profitable opportunity.

NOTE: The Company formed this business unit as MyCare, LLC in January 2020, and decided to rename the unit based on potential trademark conflicts. It became The Good Clinic in July 2020 and has been registered with the U.S. Trademark office.

The Mission of Mitesco, Inc. formerly known as True Nature Holding, Inc.

We have in development a suite of offerings aimed at enhancing healthcare throughout the supply chain and to end-users. We intend to acquire and implement technologies and services to improve the quality of care, reduce cost, and enhance consumer convenience. We are focused on developing a portfolio of companies that provide healthcare technology solutions and the team is adept at deal structures supportive of long-term organizational value. The holding company structure facilitates profitable growth and enables the acquired business to focus on scale. The MITI portfolio of companies will apply leading-edge solutions that emphasize stakeholder value and leverages distinct sector trends.

Larry Diamond
844-383-8689
ldiamond@mitescoinc.com